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Volterra Reports Former Employee Arrested for

Unauthorized Transfer of Company Proprietary 'Data Sheets'

FREMONT, Calif., March 1, 2005 - Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that a former employee was arrested by federal agents on February 27, 2005 on a criminal complaint filed in the United States District Court in the Northern District of California. The complaint charges the former employee with illegally emailing to a semiconductor company in Taiwan proprietary "data sheets" containing product specifications and functionality regarding several of the Company s products. These data sheets are provided by the Company to its customers subject to non-disclosure obligations.

The Company believes that the former employee may have also transferred files containing Company proprietary information to his personal computers. Although the Company and federal investigators are in the process of fully determining the extent of the former employee's action with respect to the Company s proprietary information, based on analysis to date, the Company does not believe that the transfers or alleged data sheet transmissions have materially impaired the Company s intellectual property or otherwise impacted the Company s business or operations.

The Company has in place safeguards and procedures designed to detect and prevent the unauthorized access and use of its proprietary information and will continue to evaluate and seek to improve such safeguards and procedures.

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company's product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information please visit www.volterra.com.

Safe Harbor Statements:

This press release contains forward-looking statements based on current expectations of Volterra. These forward-looking statements reflect the current views and assumptions of Volterra but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, among others, the following: the extent of the former employee's action with respect to the Volterra s proprietary information, the outcome of the federal investigation and internal investigation conducted by Volterra and the associated risk to our intellectual property, and other factors detailed in our filings with the Securities and Exchange Commission, including the annual report Form 10-K and quarterly reports on Form 10-Q filed by Volterra. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.